Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1)	Registration Statement (Form S-8 No. 333-139381) pertaining to the Trubion Pharmaceuticals, Inc. 2002 Stock Plan and the Trubion Pharmaceuticals, Inc. 2002 Equity Incentive Plan; and,

(2)	Registration Statement (Form S-8 No. 333-143056 and Form S-8 No. 333-151439) pertaining to the Trubion Pharmaceuticals, Inc. 2006 Equity Incentive Plan;
of our reports dated March 11, 2009, with respect to the financial statements of Trubion Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Trubion Pharmaceuticals, Inc., included in this Annual Report (Form 10-K) of Trubion Pharmaceuticals, Inc. for the year ended December 31, 2008.
/s/ Ernst & Young LLP
Seattle, Washington
March 11, 2009